Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS

Second Quarter 2013 FINANCIAL RESULTS

o	Increased net sales 14% over second quarter 2012
o	Improved quarterly gross profit to $7.0 million, compared to loss of $4.9 million in second quarter 2012
o	Increased operating income to $3.8 million, compared to a loss of $8.0 million in second quarter 2012
o	Achieved consolidated net income of $1.1 million, compared to loss of $10.0 million in second quarter 2012
o	Improved Adjusted EBITDA to $6.6 million, compared to a loss of $1.5 million in second quarter 2012
o	Extended all remaining Plant debt due in 2013 to 2016
o	Retired or repaid approximately $13.5 million in debt
o	Began producing and selling corn oil at Magic Valley plant

Sacramento, CA, July 24, 2013 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and six-months ended June 30, 2013.

Neil Koehler, the company’s president and CEO, stated: “For the second quarter of 2013, we significantly increased our gross profit, operating income, net income and adjusted EBITDA. These improvements were driven by better market conditions, more favorable ethanol pricing, our continued focus on operating efficiencies and our increased plant ownership position. We also improved our balance sheet by extending all remaining plant debt due in 2013 to 2016, and we retired or repaid approximately $13.5 million in debt.”

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“We made significant progress on our objectives to diversify our revenues and feedstock. In June, we began producing and selling corn oil at our Magic Valley plant, and we expect to begin production of corn oil at our Stockton plant in the third quarter of 2013. We continue to diversify our feedstock as we increase our blend of sorghum sourced from local, Midwest and international markets. We believe these efforts, combined with our focus on reducing the carbon intensity of ethanol we produce, will support profitable growth.”

Financial Results for the Three Months Ended June 30, 2013

Net sales were $233.8 million for the second quarter of 2013, compared to $205.4 million for the second quarter of 2012. The increase in net sales was attributable to a higher average price per gallon of ethanol sold, which was partially offset by a reduction in total gallons sold.

Gross profit was $7.0 million for the second quarter of 2013, compared to a loss of $4.9 million in the second quarter of 2012. The increase is attributable to significantly improved commodity margins from the Pacific Ethanol plants. SG&A expenses were $3.1 million in the second quarter of 2013, which were flat compared to the second quarter of 2012. Operating income for the second quarter of 2013 was $3.8 million, compared to an operating loss of $8.0 million for the same period in 2012, again, primarily due to significantly improved commodity margins at the Pacific Ethanol plants.

Income available to common stockholders for the second quarter of 2013 was $0.7 million, compared to a loss of $2.9 million for the second quarter of 2012.

Adjusted EBITDA improved to positive $6.6 million for the second quarter of 2013, compared to Adjusted EBITDA of negative $1.5 million in the second quarter of 2012.

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Financial Results for the Six Months Ended June 30, 2013

For the six months ended June 30, 2013, net sales were $459.3 million, compared to $403.2 million for the same period in 2012. For the first six months of 2013, loss available to common stockholders was $5.0 million, compared to $8.2 million for the same period in 2012.

Adjusted EBITDA for the first six months of 2013 was positive $6.9 million, compared to Adjusted EBITDA of negative $4.1 million for the first six months of 2012.

Q2 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on July 25, 2013. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 20876091#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:30 p.m. Eastern Time on July 25, 2013 through 11:59 p.m. Eastern Time on August 1, 2013. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 20876091#.

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Reconciliation of Adjusted EBITDA to Net Income (Loss)

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, noncash gain (loss) on debt extinguishments and fair value adjustments and warrant inducements. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritious animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has an 85% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; and whether Pacific Ethanol’s production and sale of corn oil, diversification of feedstock and continued focus on reducing the carbon intensity of produced ethanol will support profitable growth are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions, including for ethanol and its co-products, and in particular, low-carbon rated ethanol; raw material costs; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

(Tables follow)

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$233,808	$205,447	$459,267	$403,166
Cost of goods sold	226,843	210,347	451,456	415,543
Gross profit (loss)	6,965	(4,900)	7,811	(12,377)
Selling, general and administrative expenses	3,133	3,124	7,138	6,502
Income (loss) from operations	3,832	(8,024)	673	(18,879)
Fair value adjustments and warrant inducements	1,437	1,285	745	1,252
Interest expense, net	(3,972)	(3,093)	(7,453)	(6,002)
Gain (loss) on extinguishments of debt	(39)	–	778	–
Other expense, net	(128)	(200)	(215)	(394)
Income (loss) before provision for income taxes	1,130	(10,032)	(5,472)	(24,023)
Provision for income taxes	–	–	–	–
Consolidated net income (loss)	1,130	(10,032)	(5,472)	(24,023)
Net (income) loss attributed to noncontrolling interest in variable interest entity	(79)	7,403	1,069	16,441
Net income (loss) attributed to Pacific Ethanol	$1,051	$(2,629)	$(4,403)	$(7,582)
Preferred stock dividends	$(315)	$(315)	$(627)	$(630)
Income (loss) available to common stockholders	$736	$(2,944)	$(5,030)	$(8,212)
Net income (loss) per share, basic and diluted	$0.07	$(0.51)	$(0.48)	$(1.43)
Weighted-average shares outstanding, basic	10,853	5,759	10,462	5,754
Weighted-average shares outstanding, diluted	12,135	5,759	10,462	5,754

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$6,983	$7,586
Accounts receivable, net	36,192	26,051
Inventories	19,148	16,244
Prepaid inventory	6,338	5,422
Other current assets	2,774	2,129
Total current assets	71,435	57,432
Property and equipment, net	150,915	150,409
Other Assets:
Intangible assets, net	3,497	3,734
Other assets	4,550	3,388
Total other assets	8,047	7,122
Total Assets	$230,397	$214,963

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$10,571	$5,104
Accrued liabilities	3,918	3,282
Current portion – long-term debt	6,405	4,029
Total current liabilities	20,894	12,415

Long-term debt, net of current portion	113,188	117,253
Accrued preferred dividends	5,120	5,852
Warrant liabilities and conversion features	10,427	4,892
Other liabilities	6,896	1,644
Total Liabilities	156,525	142,056

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2013 and December 31, 2012 Series B: 927 shares issued and outstanding as of June 30, 2013 and December 31, 2012	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 11,918 and 9,789 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	12	10
Additional paid-in capital	600,846	582,861
Accumulated deficit	(535,340)	(530,310)
Total Pacific Ethanol, Inc. Stockholders’ Equity	65,519	52,562
Noncontrolling interest in variable interest entity	8,353	20,345
Total Stockholders’ Equity	73,872	72,907
Total Liabilities and Stockholders’ Equity	$230,397	$214,963

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Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2013	2012	2013	2012
Net income (loss) attributed to Pacific Ethanol	$1,051	$(2,629)	$(4,403)	$(7,582)
Adjustments:
Interest expense*	3,393	1,193	6,125	2,342
Interest income*	–	(3)	–	(3)
Extinguishment of debt - noncash	1,037	–	1,037	–
Fair value adjustments	(1,437)	(1,285)	(745)	(1,252)
Depreciation and amortization expense*	2,529	1,195	4,915	2,433
Total adjustments	5,522	1,100	11,332	3,520
Adjusted EBITDA	$6,573	$(1,529)	$6,929	$(4,062)

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* Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2013	2012	2013	2012
Ethanol production gallons sold (in millions)	36.8	37.2	72.1	72.5
Ethanol third party gallons sold (in millions)	64.4	79.4	129.9	158.9
Total ethanol gallons sold (in millions)	101.2	116.6	202.0	231.4

Ethanol average sales price per gallon	$2.79	$2.30	$2.69	$2.32
Corn cost – CBOT equivalent	$6.55	$6.10	$6.85	$6.28

Total co-product tons sold (in thousands)	337.4	342.2	638.3	647.6
Co-product return % (1)	27.6%	26.6%	27.9%	25.6%

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(1) Co-product revenue as a percentage of delivered cost of corn.

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